Exhibit (a)(6)

Dear McCormick & Schmick’s Employees,

I am writing to update you on recent developments regarding our Company.

This afternoon, McCormick & Schmick’s issued a press release announcing that our Board of Directors has reviewed and unanimously rejected an unsolicited offer from LSRI Holdings to acquire McCormick & Schmick’s for $9.25 per share in cash. The Board believes the unsolicited offer undervalues the Company’s current business and future prospects, is highly conditional, opportunistically timed and seeks to advance the financial and competitive interests of LSRI Holdings at the expense of all other McCormick & Schmick’s stockholders. Accordingly, the Board unanimously recommends that McCormick & Schmick’s stockholders not tender their shares into the unsolicited offer.

The Board will continue to consult with its advisors regarding potential and appropriate next steps that will best serve the interests of the Company and all of its stockholders.

It is important to note that it remains business as usual for all McCormick & Schmick’s employees. We will continue to rely on each of you to remain focused on your jobs at hand and to continue providing our guests with the highest quality dining experience and hospitality they have come to expect from McCormick & Schmick’s.

We will continue to keep you informed of further developments regarding this situation. As always, should you receive any inquiries from the media, investors, or other outside parties, please immediately refer them to Tori Harms at the Portland office at 503-226-3440 or tharms@msmg.com.

Sincerely,

BILL FREEMAN

Chief Executive Officer

McCormick & Schmick’s Seafood Restaurants

1414 NW Northrup Street, Suite 700 | Portland, OR 97209

Direct Line: 503-226-3440 | Fax: 503-220-1841

E-mail: xxxxxx@xxx.com

Find us online:

www.McCormickandSchmicks.com | Facebook | Twitter

CONFIDENTIALITY NOTICE: This message is intended only for the use of the individual or entity to which it is addressed, and may contain information that is privileged, confidential and exempt for disclosure under applicable law. If you have received this message in error, please delete it from your records.

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Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Tilman J. Fertitta, through his affiliate LSRI Holdings, Inc., a subsidiary of Landry’s Restaurants, Inc., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by the registrant (when available) through the SEC’s Electronic Data Gathering and Retrieval database at http://www.sec.gov., or at the registrant’s website, http://www.mccormickandschmicks.com by clicking on the “Investor Relations” tab.

Forward Looking Statements

Certain statements contained in this release constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not guarantees of future performance or assurances of an expected course of action, and therefore, readers should not put undue reliance upon them. Some of the statements that are forward-looking include statements of belief or intent predicated on the Company’s expectations for future revenues and strategic opportunities. There are a large number of factors that can cause the Company to deviate from plans or to fall short of expectations. As to the forward-looking matters contained in this release, factors that can cause such changes include our ability to respond timely and in accordance with the laws applicable to the Company and its Board of Directors. The Company’s business as a whole is subject to a number of risks, and to the extent those risks are known to be material, they have been listed and discussed in the Company’s annual report on Form 10-K for the fiscal year ended December 29, 2010. Please note that forward-looking statements are current as of today. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.